Exhibit 99.2

Pasqal is entering a new phase of development with new financing expected of at least €340 million, in anticipation of its public listing.

Palaiseau, March 4, 2026

Pasqal Holding SAS (“Pasqal”), a France-headquartered company, and a global leader in quantum solutions based on neutral atom technology, announces, for at least EUR 340 million, the completion of a EUR 170 million private funding round and a committed convertible financing of approximatively EUR170 million (USD200 million) in connection with the business combination, as a first step toward its plan to pursue a dual listing on The Nasdaq Stock Market LLC (“Nasdaq”) and on Euronext N.V. Paris (“Euronext”). An initial Nasdaq listing is planned for 2026, and preparatory work for an Euronext listing will begin in parallel, targeting a listing in 2026 or 2027. In connection with the operation, Pasqal intends to consummate a business combination with Bleichroeder Acquisition Corp. II, a special purpose acquisition company, pursuant to which Pasqal would become a publicly listed company. This transaction values Pasqal at $2 billion1. It also marks a decisive milestone in its development and confirms its position as a leader in the global quantum industry.

Funding to support Pasqal’s development in and for France

The funds raised, along with the capital from the upcoming listing, for an expected total of at least EUR 340 million, will be primarily invested in Pasqal’s infrastructure in France, particularly to accelerate research and development and strengthen the industrial capabilities of the company, based in Palaiseau (91). In France, Pasqal’s plans include doubling its production capacity within 24 months, ramping up its workforce by nearly 20% with 50 new hires over the next 18 months, and investing heavily in R&D to develop an advanced fault-tolerant quantum computer by the end of the decade.

The funding round brings together a group of leading international investors, comprising technology players, industrial companies, and institutional investors including Parkway, Quanta Computer, LG Electronics and CMA CGM. The European Innovation Council Fund, Temasek, Saudi Aramco Entrepreneurship Ventures and ISAI continue their commitment alongside the company.

Bpifrance, a shareholder in Pasqal since 2021, maintains a strategic long-term role in the capital structure while continuing its involvement in the company’s governance, notably on its board of directors.

1	Post-money from the private fundraising and pre-money from the private placement, excluding any future amounts raised as part of the transaction with Bleichroeder Acquisition Corp II.

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Reaffirmed French governance and French anchoring

The anticipated governance of the post-business combination company will include the appointment of a new non-executive Chair of French nationality. The governance structure has been designed in close collaboration with the company’s shareholders, and will reflect Pasqal’s commitment to consolidating its French roots while expanding internationally. The company is expected to remain a French legal entity, with its headquarters in Palaiseau.

About Pasqal

Pasqal is a leader in the industrialization of neutral-atom quantum computing, transforming Nobel Prize-winning research into real-world solutions for industry, science, and governments. Since its founding in 2019, Pasqal has built high-performance quantum systems and cloud-ready software designed to address complex challenges in optimization, simulation, and artificial intelligence.

Pasqal, headquartered in France, employs over 275 people and serves over 25 clients, including CMA CGM, OVHcloud, Thales, IBM (Pasqal is part of the IBM Quantum Network), Nvidia, and Sumitomo. Backed by more than USD 300 million in total funding from leading international investors, Pasqal is accelerating the adoption of scalable, high-performance quantum computing worldwide.

About Bleichroeder

Bleichroeder Acquisition Corp. II is a blank check company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

Media Contact

Taddeo

teampasqal@taddeo.fr

+ 33 6 28 51 03 36

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would,” “future,” “outlook,” “seem,” “seek” or similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Pasqal has based these forward-looking statements on current expectations and projections about future events. These statements include, among other things: Pasqal’s use of proceeds from its capital raising transactions and expectations with respect to future raises; Pasqal’s expectations concerning its production capacity, workforce, employees and investments; Pasqal’s expectations relating to the business combination, its plan to pursue a dual listing and timing thereof and the convertible financing; Pasqal’s research and development expectations; Pasqal’s expectations relating to its governance and maintenance of status as a French legal entity; Pasqal’s expectations concerning relationships with strategic partners, investors, and other third parties.

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These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions, many of which are beyond the control of Pasqal.

These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause Pasqal’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such statements. Such risks and uncertainties include: that Pasqal is pursuing an emerging technology, faces significant technical challenges and may not achieve commercialization or market acceptance; Pasqal’s financial performance and limited operating history; Pasqal’s expectations regarding future financial performance, capital requirements and unit economics; Pasqal’s use and reporting of business and operational metrics; Pasqal’s competitive landscape; Pasqal’s dependence on members of its senior management and its ability to attract and retain qualified personnel; the potential need for additional future financing; Pasqal’s concentration of revenue in contracts with government or state-funded entities; Pasqal’s ability to manage growth and expand its operations; potential future acquisitions or investments in companies, products, services or technologies; Pasqal’s reliance on strategic partners and other third parties; Pasqal’s ability to maintain, protect and defend its intellectual property rights; risks associated with privacy, data protection or cybersecurity incidents and related regulations; the use, rate of adoption and regulation of artificial intelligence and machine learning; uncertainty or changes with respect to laws and regulations; uncertainty or changes with respect to taxes, trade conditions and the macroeconomic environment; the combined company’s ability to maintain internal control over financial reporting and operate as a public company; the possibility that required regulatory approvals for the proposed business combination are delayed or are not obtained, which could adversely affect the combined company or the expected benefits of the proposed business combination; the risk that shareholders of Bleichroeder could elect to have their shares redeemed, leaving the combined company with insufficient cash to execute its business plans; the occurrence of any event, change or other circumstance that could give rise to the termination of the business combination agreement, including failure by Bleichroeder to receive stockholder approval of the business combination;; the outcome of any legal proceedings or government investigations that may be commenced against Pasqal or Bleichroeder; failure to realize the anticipated benefits of the proposed business combination and financing transaction; the ability of Bleichroeder or the combined company to issue debt, equity or equity-linked securities in connection with the proposed business combination or in the future; and other factors described in Bleichroeder’s filings with the SEC. Additional information concerning these and other factors that may impact such forward-looking statements can be found in filings and potential filings by the Company, Bleichroeder or the combined company resulting from the proposed business combination with the SEC, including under the heading “Risk Factors.” If any of these risks materialize or assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. In addition, these statements reflect the expectations, plans and forecasts of Pasqal’s or Bleichroeder’s management as of the date of this press release; subsequent events and developments may cause their assessments to change. While Pasqal and Bleichroeder may elect to update these forward-looking statements at some point in the future, they specifically disclaim any obligation to do so. Accordingly, undue reliance should not be placed upon these statements.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this communication, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements. An investment in Bleichroeder is not an investment in any of its founders’ or sponsors’ past investments, companies or affiliated funds. The historical results of those investments are not indicative of future performance of Bleichroeder, which may differ materially.

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Additional Information About the Proposed Transaction and Where to Find It

Additional information about the business combination, including a copy of the business combination agreement will be filed by Bleichroeder in a Current Report on Form 8-K with the SEC. The proposed business combination will be submitted to shareholders of Bleichroeder for their consideration. Bleichroeder intends to file a registration statement on Form F-4 (the “Registration Statement”) with the SEC, which will include preliminary and definitive proxy statements to be distributed to Bleichroeder’s shareholders in connection with Bleichroeder’s solicitation of proxies for the vote by Bleichroeder’s shareholders in connection with the proposed business combination and other matters to be described in the Registration Statement, as well as the prospectus relating to the offer of the securities to be issued to Pasqal’s shareholders in connection with the completion of the proposed business combination. After the Registration Statement has been filed and declared effective, a definitive proxy statement/prospectus and other relevant documents will be mailed to Pasqal stockholders and Bleichroeder shareholders as of the record date established for voting on the proposed business combination. Before making any voting or investment decision, Bleichroeder and Pasqal shareholders and other interested persons are advised to read, once available, the preliminary proxy statement/prospectus and any amendments thereto and, once available, the definitive proxy statement/prospectus, as well as other documents filed with the SEC by Bleichroeder in connection with the proposed business combination, as these documents will contain important information about Bleichroeder, Pasqal and the proposed business combination. Shareholders may obtain a copy of the preliminary or definitive proxy statement/prospectus, once available, as well as other documents filed by Bleichroeder with the SEC, without charge, at the SEC’s website located at www.sec.gov.

Participants in the Solicitation

Bleichroeder, Pasqal and certain of their respective directors, executive officers and other members of management and employees may, under SEC rules, be deemed to be participants in the solicitation of proxies from Bleichroeder’s shareholders in connection with the proposed business combination. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of Bleichroeder’s shareholders in connection with the proposed business combination will be set forth in a proxy statement/prospectus when it is filed by Bleichroeder with the SEC. You can find more information about Bleichroeder’s directors and executive officers in Bleichroeder’s final prospectus related to its initial public offering filed with the SEC on January 8, 2026. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests will be included in the proxy statement/prospectus when it becomes available. Shareholders, potential investors and other interested persons should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from the sources described above.

No Offer or Solicitation

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This press release is not, and under no circumstances is to be construed as, a prospectus, an advertisement or a public offering of the securities described herein in the United States or any other jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or exemptions therefrom. INVESTMENT IN ANY SECURITIES DESCRIBED HEREIN HAS NOT BEEN APPROVED BY THE SEC OR ANY OTHER REGULATORY AUTHORITY NOR HAS ANY AUTHORITY PASSED UPON OR ENDORSED THE MERITS OF THE OFFERING OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED HEREIN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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